Exhibit 10.2

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of July 1st, 2013 (the "Effective Date"), and is by and between Tungsten Corp., a Nevada corporation (the "Corporation"), and Douglas Oliver (the "Executive").

     WHEREAS, the Corporation desires to employ the Executive, and the Executive desires to be employed by the Corporation and to render services to it, on the terms and subject to the conditions in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Corporation and the Executive set forth below, the Corporation and the Executive agree as follows:

     1. EMPLOYMENT. The Corporation hereby employs the Executive in the position of Vice President, and the Executive accepts such employment and agrees to perform services for the Corporation, for the period and upon the other terms and conditions set forth in this Agreement. As Vice President, the Executive shall be responsible for: (i) the day-to-day field operations of the Corporation; (ii) assisting the President with the development of a strategic course of direction for the Corporation; (iii) developing a strong team of managers for the field operations of the Corporation reporting to the Vice President and ensuring that each have a competent replacement; (iv) developing an annual operating plan for the field operations of the Corporation to be submitted to the President; and (v) such other duties, consistent with the Executive's position, as the President may delegate to the Executive from time to time.

     The Executive shall report to the President.

     The Executive shall devote sufficient business time and efforts to the performance of the Executive's duties and responsibilities under this Agreement and to the business and affairs of Corporation, its subsidiaries and affiliates. The Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not materially conflict or interfere with the Executive's duties and obligations under this Agreement or the Executive's ability to perform his duties and responsibilities under this Agreement. The Corporation recognizes that the Executive is not employed on a full time basis and has outside business interests whereby the Executive may serve in the capacity of officer and/or director of other public and/or private entities pursuant to Section 6.

     2. TERM. The "Term" shall, unless sooner terminated as provided herein, be a period of two (2) years commencing on the Effective Date and ending at the close of business on the day before the second anniversary of the Effective Date (day before the second anniversary of the Effective Date is referred to as the "Initial Extension Date"). Notwithstanding the preceding sentence, on Initial Extension Date and on each annual anniversary of the Initial Extension Date (the Initial Extension Date and each annual anniversary thereof is referred to as an "Extension Date"), the Term shall be automatically extended through and shall end with the close of business on the first (1st) anniversary of that Extension Date (for example, on the Initial Extension Date, the Period of Employment shall be automatically extended through the close of business on the day before the third anniversary of the Effective Date), unless at least sixty (60) days prior to such Extension Date, the Corporation or the Executive has provided the other with written notice that the Term shall not be extended or further extended, as the case may be. The term "Term" shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Term shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement, and shall not entitle the Executive to severance benefits pursuant to
Section 7.

     3. COMPENSATION.

     3.1 BASE SALARY. As compensation in full for the services to be rendered by the Executive under this Agreement during the Term, the Corporation shall pay to the Executive a base salary (the "Base Salary") at a monthly rate of Four Thousand Dollars ($4,000) per month, which Base Salary shall be paid in accordance with the Corporation's normal payroll procedures and policies. The Base Salary shall be subject to annual upward (but not downward) adjustments as shall be approved by the Compensation Committee of the Board (the "Committee") based upon the extent of the Corporation and the Executive's activities.

     3.2 BONUS COMPENSATION. The Corporation shall pay the Executive bonus compensation in addition to the Executive's Base Salary as determined by the Committee.

     3.3 PARTICIPATION IN BENEFIT PLANS. During the Term, the Executive shall also be entitled to participate in all employee benefit plans or programs of the Corporation to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate in accordance with the terms of the applicable plans or programs. The Corporation intends to implement an employee stock option plan, and Executive shall be eligible to receive awards of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares or other equity awards pursuant to the employee stock option plan or any other arrangements the Company may have in effect from time to time. The Board or the Committee will determine in its discretion the amount of any such award to Executive in accordance with the terms of the employee stock option plan in effect at the time of grant.

     3.4 WITHHOLDING TAXES. The Corporation may withhold from any compensation or other benefits payable under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

     4. CONFIDENTIAL INFORMATION. Except as provided below, the Executive shall not, during the Term or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Corporation or any of its respective affiliates) any confidential or secret knowledge or information of the Corporation which the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Corporation (including employment by the Corporation or any affiliated or predecessor companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Corporation, any customer or supplier lists of the Corporation, any confidential or secret development or research work of the Corporation, or any other confidential information or secret aspects of the business of the Corporation. The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Corporation and represents a substantial investment of time and expense by the Corporation, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Corporation and its affiliates would be wrongful and would cause irreparable harm to the Corporation. Both during and after the Term, the Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Corporation. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive. The foregoing obligations of confidentiality shall not, however, limit the Executive's disclosure of information (1) to the extent necessary to comply with government disclosure requirements or other applicable laws, (2) pursuant to subpoena or order of any judicial, legislative, executive, regulatory or administrative body, or for the Executive to enforce the Executive's rights under this Agreement, (3) to employees, advisors, counsel, financial advisors and other third parties as may be necessary and appropriate in connection with the proper performance and enforcement of this Agreement; and
(4) pursuant to the Executive's normal reporting procedures as an executive of a publicly traded company (e.g., pursuant to Sarbanes-Oxley requirements or otherwise).

     5. VENTURES. If, during the Term, the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Corporation and a third party or parties, all rights with respect to such project, program or venture shall belong to the Corporation. Except as approved by the Board, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to the Executive as provided in this Agreement.

     6. NONCOMPETITION COVENANT.

     6.1 AGREEMENT NOT TO COMPETE. The Executive agrees that during the Term of this Agreement and for a period of six (6) months thereafter, such six (6) months not being applicable if the end of the Term is occasioned by a decision by the Corporation not to renew the Agreement, the Executive shall not, without the written consent of the Board, directly or indirectly, engage in competition with the Corporation in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of the business which the Corporation is conducting during the Term, as it relates to the exploration, development and mining of tungsten, where tungsten is the main mineralization deposit; provided, however, that nothing herein shall prevent the Executive from investing as a less-than-five-percent (5%) stockholder in the securities of any company.

     6.2 SCOPE OF COVENANT. The obligations of the Executive under Section 6.1 shall apply to any geographic area in which the Corporation has engaged in business during the Term.

     6.3 NON-SOLICITATION. The Executive agrees that during the Term and for a period of twenty-four (24) months thereafter, he will not, without the prior written approval of the Board, hire, solicit or endeavor to entice away from the Corporation or, following termination of the Executive's employment, otherwise interfere with the relationship of the Corporation with any employee of the Corporation or one of its subsidiaries who earned annually $50,000 or more as an employee of the Corporation or one of its subsidiaries during the last twelve months of the Executive's own employment by the Corporation, or any person or entity who was, within the then most recent prior 12-month period, a customer, supplier or contractor of the Corporation or any of its affiliates.

     7. TERMINATION.

     7.1 TERMINATION OF EMPLOYMENT. The Executive's employment by the Corporation, and the Term, may be terminated at any time during the Term by the
Corporation: (1) with Cause (as such term is defined below), or (2) without Cause, or (3) in the event of the Executive's death, or (4) in the event of the Executive's Disability (as such term is defined below) (in the case of Disability, the termination shall be effective ten (10) days after notice thereof is given to the Executive). The Executive's employment by the Corporation, and the Term, may be terminated at any time during the Term by the Executive, on no less than sixty (60) days prior written notice to the Corporation. After the expiration of the Term, the Board may continue the employment of the Executive and the Executive may accept the employment on an at-will basis.

     7.2 BENEFITS UPON TERMINATION. If the Executive's employment by the Corporation is terminated during the Term for any reason by the Corporation or by the Executive, or upon or following the expiration of the Term, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:

     (a) the Corporation shall pay the Executive (or, in the event of his death, the Executive's estate) any Accrued Obligations; and

     (b)  if, during the Term (but not upon or following  the  expiration of the
          Term), the Executive's employment is terminated either by the Corporation or the Executive due to the death or Disability of the Executive, by the Corporation other than for Cause (as such term is defined below), the Corporation shall, subject to the conditions set forth in the following paragraph, also pay the Executive (or, in the event of the Executive's death, the Executive's estate) a severance benefit equal to three months of Base Salary. Subject to the conditions set forth in the following paragraph, the aggregate amount of such severance benefit shall be paid in a series of twelve (12) substantially equal monthly installments (without interest, with each installment equal to approximately 1/12th of the aggregate amount of the severance benefit) commencing with the month following the month in which the Executive's employment by the Corporation terminates and continuing for the following eleven months until paid in full (subject to the Executive's compliance with the following paragraph and the provisions of Section 6); and

     (c) if, during the Term (but not upon or following the expiration of the Term), the Executive's employment is terminated by the Corporation without Cause (and, in each case, other than due to either (1) the Executive's death, or (2) a good faith determination by the Board that the Executive has a Disability), the Corporation shall, subject to the conditions set forth in the following paragraph, also pay the Executive a one-time lump sum amount equal to three (3) months of Base Salary.

As a condition precedent to any Corporation obligation to the Executive pursuant to Section 7.2(b) or (c) above, the Executive (or, in the event of his death, the Executive's estate on behalf of the Executive) shall, upon or promptly following his last day of employment with the Corporation, provide the Corporation with a valid, executed, written Release (as such term is defined below) (in a form provided by the Corporation) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 7.2(b) or (c) above unless and until the Release contemplated by this paragraph becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

The Executive agrees that the payments contemplated by Section 7.2 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 7.2 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

The foregoing provisions of this Section 7.2 shall not affect any rights that the Executive may have under and with respect to a stock option or restricted stock award, to the extent that such award was granted before the date that the Executive's employment by the Corporation terminates and to the extent expressly provided in the written agreement evidencing such award.

     7.3 CERTAIN DEFINED TERMS.

As used herein, "Accrued Obligations" means:

     * any Base Salary that had accrued but had not been paid prior to the date of termination; and
     * any reimbursement of reasonable business expenses incurred by the Executive prior to the termination of the Executive's employment and in accordance with the Corporation's expense reimbursement policies and which had not previously been paid.

As used herein, "Cause" means:

     * The Executive's willful and material failure to perform his duties hereunder (other than any such failure due to the Executive's physical or mental illness), or the Executive's willful and material breach of his obligations hereunder;
     * The Executive's engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Corporation;
     * The Executive's being convicted of, or entering a plea of guilty or nolo contendre to, a crime that constitutes a felony; or
     * The Executive's failure or inability to obtain or retain any license required to be obtained or retained by him in any jurisdiction in which the Corporation does or proposes to do business.

As used herein, "Disability" means a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of the Executive's position, even with reasonable accommodation which does not impose an undue hardship on the Corporation, for ninety (90) days in any consecutive one-hundred eighty (180) day period. The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Corporation or its insurers.

As used herein, "Release" shall mean a written release, discharge and covenant not to sue entered into by the Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Corporation, its parent (if any), the Corporation's subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, members, representatives, assigns, and successors, past and present, and each of them (the "releases"), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he may then own or hold or he at any time theretofore owned or held or may in the future hold as against any or all of said releases, arising out of or in any way connected with the Executive's employment relationship with the Corporation and each of its subsidiaries with which the Executive has had such a relationship, or the termination of his employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releases, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Corporation obligation to the Executive that may be due to the Executive pursuant to Section 7.2(b) or (c), as applicable, upon the Corporation's receipt of such release or any obligations referred to in the last paragraph of Section 7.2). The Release shall also contain the Executive's warrant that he has not theretofore assigned or transferred to any person or entity, other than the Corporation, any released matter or any part or portion thereof and that he will defend, indemnify and hold harmless the Corporation and the aforementioned releases from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

     7.4 RESIGNATION FROM BOARD. Upon or promptly following any termination of Executive's employment with the Corporation, the Executive agrees to resign from
(1) each and every board of directors (or similar body, as the case may be) of the Corporation and each of its affiliates on which the Executive may then serve (if any), and (2) each and every office of the Corporation and each of its affiliates that the Executive may then hold, and all positions that he may have previously held with the Corporation and any of its affiliates.

     7.5 MEANS AND EFFECT OF TERMINATION. Any termination of the Executive's employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

     8. MISCELLANEOUS.

     8.1 GOVERNING LAW. This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, is made under and shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to principles of conflict of laws.

     8.2 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by all of the parties hereto.

     8.3 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     8.4 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

     8.5 ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

     8.6 INJUNCTIVE RELIEF. Each party agrees that it would be difficult to compensate the non-breaching party fully for damages for any violation of any provision set forth in Section 4 or Section 6 hereof. Accordingly, each party specifically agrees that the other party shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 4 and 6 of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the non-breaching party to claim and recover damages in addition to injunctive relief.

     8.7 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the Executive's employment by the Corporation shall, except for claims for injunctive relief set out in paragraph 8.6 above, be settled by binding arbitration, with a single neutral arbitrator, in accordance with the rules of the American Arbitration Association relating to employment. In any action to enforce this Agreement, the Executive and the Corporation each agree to accept service of process by mail at its address, as applicable, as set forth in Section 8.8 below (or at any different address of which the Executive has notified the Corporation, or the Corporation has notified the Executive, as applicable, in writing). In any action in which service is made pursuant to this paragraph, the Executive and the Corporation each waive any challenge to the personal jurisdiction of the American Arbitration Association. Any judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.

     8.8 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (1) delivered by hand, (2) otherwise delivered against receipt therefor, or (3) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

If to the Corporation:

                     Tungsten Corp.
                     1671 SW 105 Lane
                     Davie, Florida 33324

With a copy to:      Each member of the Board by electronic mail at such address as such member shall provide to the Corporation for receiving Board notices.

If to the Executive:

                     Douglas Oliver
                     4812 Bransford
                     Colleyville, TX 76034

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the foregoing provisions. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

     8.9 SECTION HEADINGS. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

     8.10 PROVISIONS THAT SURVIVE TERMINATION. The provisions of Sections 3.4, 4, 5, 6, 7 and 8 shall survive any termination of the Term.

     8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Facsimiles and electronic copies in portable document format ("PDF") containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

     8.12 ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.


                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Executive and the Corporation have executed this Agreement as of the date set forth in the first paragraph.

TUNGSTEN CORP.                                EXECUTIVE


By: /s/ Guy Martin                            /s/ Douglas Oliver
   ----------------------------------         ----------------------------------
   Guy Martin                                 Douglas Oliver
Its: Chief Executive Officer and
     President